DHI Group Announces New $15 Million Stock Repurchase Program

CENTENNIAL, Colo., February 15, 2022-- DHI Group, Inc. (NYSE: DHX) today announced that its Board of Directors has authorized a new stock repurchase program that permits the purchase of up to $15 million of the Company's common stock. The new program was approved following the completion of DHI’s previous $20 million stock purchase program, which was in effect from February 2021 through February 2022. Under the $20 million program, the company repurchased approximately 4.4 million shares.

This new authorization is currently effective and will be in effect through February 2023. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time, including block trades.

"We are committed to strategically allocating capital to investments we believe can generate value for our shareholders," said Kevin Bostick, Chief Financial Officer of DHI Group, Inc. “The stock buyback program demonstrates our confidence in the future growth of the Company and the undervalued price of our stock.”

Repurchases will be made in accordance with applicable securities laws in the open market, in privately negotiated transactions or through other means. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
VP of Engagement
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc. DHI Group, Inc (NYSE: DHX) is a provider of AI-powered career marketplaces that focus on technology roles. DHI's two brands, Dice and ClearanceJobs, enable recruiters and hiring managers to efficiently search for and connect with highly skilled technologists based on the skills requested. The Company's patent-pending algorithms manage over 100,000 unique technology skills. Additionally, our marketplaces allow technology professionals to find their ideal next career opportunity, with relevant advice and personalized insights. Learn more at www.dhigroupinc.com.